EXHIBIT 10.3

                          SECOND AMENDMENT TO LEASE
                          -------------------------

      This SECOND AMENDMENT TO LEASE is entered into as of February 18, 2005 by and between TAURUS METHUEN LLC, as Landlord ("Landlord"), and PARLEX CORPORATION, as Tenant ("Tenant") and amends that certain Lease dated June 12, 2003 between Taurus Methuen LLC and Tenant and relating to certain real property located at One Parlex Place, Methuen, Massachusetts (the "Lease"). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Lease.

      Whereas, Landlord and Tenant desire to amend the Lease to further define the plan for remediation and closure relating to the matters outlined in the Phase II Report as defined in Paragraph 5.10 of the Lease;

                                  AGREEMENT

      Now therefor, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:

      1. Section 5.10 of the Lease is hereby amended by adding after the last paragraph of that section the following:

      It is further agreed that it shall be reasonable for Landlord to reject any Activity and Use Limitation or other ongoing conditions or requirements that would have a material adverse impact on the value or marketability of the Property for retail uses.

      Landlord and Tenant acknowledge that Tenant has not completed all testing, remedial action, and cleanup, and has not achieved a Permanent Solution Response Action Outcome within 360 days after the Closing Date as required under this Paragraph 5.10 of the Lease. Notwithstanding the foregoing, in view of Tenant's complying with the terms hereof and agreeing to obtain the Permanent Solution Response Action Outcome as set forth herein, Landlord hereby waives, effective upon the date of execution of this Second Amendment, its rights and remedies on account of any Tenant defaults as a result of Tenant's failure to achieve a Permanent Solution Response Action Outcome within said above 360 days.

      Tenant shall continue, at Tenant's sole expense, to perform testing, investigation, and remedial action and cleanup as recommended in the Phase II Report and in the Release Abatement Measure Plan dated February 25, 2004, and Second Release Abatement Measure Status Report dated December 27, 2004 (collectively the "RAM"), and shall, within twelve (12) months after the date hereof, complete remediation in accordance with applicable law and file a Permanent Solution Response Action Outcome Statement for the Property pursuant to 310 CMR 40.000 et seq., all other applicable law, and as provided herein, and thereafter take such actions and make such filings as maybe necessary or appropriate until either the applicable audit periods related to all filings with respect to the remedial action and cleanup expire while the site is in regulatory compliance and without objection or request for additional action from DEP or other regulatory authority, or, with respect to such filings, Tenant has received so-called "no audit" letters from DEP stating that no further action will be required (all of which, "Achievement of a Permanent Solution Response Action Outcome"). In addition to the procedures set forth in the Phase II Report and in the RAM, Tenant shall perform such hydrogeologic and geochemical evaluations at the times and with such frequency as may be recommended by Landlord's consultant (GeoSyntec) in conjunction with the testing, investigation, and remedial action and cleanup as provided for and in the Phase II Report and the RAM, provided however, such evaluations recommended by GeoSyntec shall first be approved by the current Licensed Site Professional ("LSP"), LFR Levine Fricke ("Levine Fricke"), which approval shall not be unreasonably withheld. Notwithstanding the foregoing, the hydrogeologic and geochemical evaluations listed on Exhibit B attached hereto are so approved. Tenant shall not be responsible for Landlord's consultant fees for work performed by Landlord's consultants during the above referenced twelve (12) month period unless either the Lease has sooner been rejected or the Landlord has sooner recovered possession or obtained a judgment for possession.

      In addition, and pursuant to a certain Agreement between Tenant and Taurus Methuen LLC, Tenant shall upon execution of this Second Amendment pay to the Escrow Agent the sum of $400,000 ("Escrow Funds") to be held pursuant to the Escrow Agreement which is attached hereto as Exhibit A.
The Escrow Agreement shall provide that in the event the Tenant has not completed remediation in accordance with the Phase II Report and the RAM such that within twelve (12) months from the date hereof a Permanent Solution Response Action Outcome is not achieved for the Property or Tenant has not filed a Permanent Solution Response Action Outcome Statement for the Property pursuant to 310 CMR 40.000 et seq., and all other applicable law, then (in addition to any other rights and remedies it may have including, without limitation, noticing a default) the Landlord, at its option and pursuant to the terms and provisions of the Escrow Agreement, may draw on such Escrow Funds and may perform or have performed additional or different testing, remedial action, and cleanup, all in an effort to achieve a Permanent Solution Response Action Outcome reasonably satisfactory to Landlord. In the event Landlord elects to perform such additional work with the Escrow Funds, Landlord shall first notify the current LSP, Levine Fricke. Such additional work shall be first approved by, which approval shall not be unreasonably withheld, and performed under the direction, supervision, and control of Levine Fricke or, if Landlord chooses to designate a replacement LSP, such LSP as is designated by Landlord and first reasonably approved by Levine Fricke or Tenant, which approval shall not be unreasonably withheld or delayed, it being agreed that GeoSyntec is so approved. In addition, at Landlord's reasonable request, Tenant agrees that it will promptly (and without in any way limiting its indemnification agreements under the Lease) complete and submit to the Massachusetts Department of Environmental Protection and/or any other appropriate governmental agency, documents (including, without limitation, transfer of responsibility documents pursuant to the Massachusetts Contingency Plan ("MCP")) concerning this release. If Levine Fricke or any replacement LSP recommends use of Tenant's on-site treatment facilities, Tenant will make the same fully available (including making reasonable modifications) to Landlord and the LSP at no charge. Notwithstanding the establishment of the escrow or Landlord's use of all the Escrow Funds as provided herein, Tenant shall continue to be responsible for the environmental condition of the Property as provided in this Section 5.10 and under the Lease, with the exception of any damage caused to the Property by the Landlord. In the event Landlord utilizes all of the Escrow Funds as provided herein, Tenant shall not, under any circumstances, be required to replace or replenish the Escrow Funds.

      Tenant shall at all times take such measures and precautions as may reasonably be required in order to prevent the migration of copper, zinc, and nickel and any other contaminant from the Property at concentrations above applicable Reportable Concentrations, as specified in the MCP. Tenant shall provide copies of all environmental reports, logs, results or correspondence in draft form to Landlord at least seven (7) business days prior to the date the same are finalized and/or submitted to public authority. Tenant shall cause Levine Fricke to consult with and advise Landlord and its consultants from time to time upon Landlord's reasonable request.

      2. Section 11.2 of the Lease is hereby amended by adding subparagraph (h) as follows:

      (h) Landlord and Tenant agree that the determination of the Purchase Price will not reflect and will not be reduced as a result of the existence of any environmental conditions on the Property. The parties also agree that the appraisers as defined above shall be instructed not to consider the environmental condition of the Property when determining the fair market value of the Property.

      3. As amended hereby, the Lease is hereby ratified and confirmed to be in full force and effect.

      4. This Second Amendment to Lease may be executed in one or more counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. A facsimile signature to this Second Amendment to Lease shall be sufficient to prove the execution hereby by any person or entity.

      Executed under seal as of the date first written above.

                          [Signature Page Follows]

TENANT:                                LANDLORD:

Parlex Corporation, a duly organized   Taurus Methuen, LLC, a Delaware
Massachusetts Corporation              limited liability company

                                       By:  Taurus Cranston/Methuen Limited
By:  /s/ Peter J. Murphy                    Partnership, a Massachusetts
     ------------------------------         limited partnership, its sole
     Its (Vice) President                   member and manager

                                         By:  Taurus-New England XXIV Limited
By:  /s/ Jonathan R. Kosheff                  Partnership, a Massachusetts
     ------------------------------           limited partnership, its sole
     Its (Assistant) Treasurer                general partner

                                           By:  Taurus Cranston/Methuen
                                                LLC, a Massachusetts
                                                limited liability company,
                                                its sole general partner

                                                By:  /s/
                                                     ----------------------
                                                     Name:
                                                     Title:

                                  EXHIBIT B

1. Use available water level measurements to conduct an evaluation of the variability in groundwater levels for monitoring wells where water levels have been monitored over a full year or more. The evaluation will be based on common techniques such as time-series analysis, comparison to nearby monitoring wells with long term records, and correlation of water level variation with climatic conditions (i.e. rainfall).

2. Combine water level information from item 1 with available synoptic water level measurements for the entire monitoring well network to assess the variability in groundwater flow direction and the certainty with which it is known. Rose plots or other equivalent method will be employed.

3. On a site plan showing all monitoring wells, indicate the location of the sewer and indicate how water level data support, if appropriate, its effect on groundwater flow.

4. Construct a hydrogeologic cross section oriented along the plume core that also shows these features.

5. Install two monitoring wells downgradient of the suspected area of the release between MW-11 and MW-4. The location of these wells will be determined based on the analysis outline in items 1-4. The analysis and well locations will be reviewed with the Landlord's consultant prior to well installation.

6. Gauge water levels in the new and all existing monitoring wells, sample all existing and new monitoring wells within and downgradient of the plume and two background locations by the low-flow method (approximately 12 locations). Analyze groundwater samples for the parameters listed below.

-------------------------------------------------------------------------------------
Metals (filtered
and unfiltered)     Other Cations     Anions              Alkalinity    Other
-------------------------------------------------------------------------------------
Cu, Ni, Zn, As,     Na, K, Ca, Mg,    SO4, Cl, SiO4,      CO3, HCO3,    DIC, DOC, pH,
Se, Cr, Sb          Mn, Fe            Nitrate, Nitrite    total         Eh, Sp. Cond.,
                                                                        DO, TDS, NH3,
                                                                        NH4+
-------------------------------------------------------------------------------------
Notes:  	filter at 0.45 um
Fe analysis for ferrous iron
-------------------------------------------------------------------------------------

7. Conduct wellpoint permeability testing at MW-4 and both of the newly installed monitoring wells.

8.    Develop a Risk Assessment Scope of Work consistent with 310 CMR
      40.0900 for review by the Landlord.  Include, as appropriate:

      * applicable sediment and surface water screening values for Contaminants of Concern (COCs);

      *     anticipated groundwater cleanup goals and their derivation; and

      *     exposure pathway analysis.

If the operating assumption for risk assessment is that there will never be a complete exposure pathway (i.e., metals have not and will not migrate to the wetland), then the basis for this conclusion should be explained and supported as described in items 9 - 11 below.

9. Synthesize the monitoring and risk assessment information described above to develop a quantitative evaluation of the short term effectiveness of the RAM, including, but not limited to:

      * verification that acidic, caustic, or metal-contaminated groundwater is not migrating off the property;

      *     quantification of metal immobilization vs. dilution; and

      * verification that the solubility of naturally-occurring metals has not been enhanced due to pH adjustment.

10. Synthesize background and plume geochemical data, literature information, and results of chemical equilibrium modeling (i.e., using PHREEQC, GeoChemists Workbench, or equivalent) to evaluate the stability of precipitated/sorbed metal species under current and post-RAM (i.e., background) conditions, and the potential for migration of metals leading to significant risk given the risk assessment approach. Provide the results and basis of this evaluation to the Landlord upon completion.

11. If evaluation of site geochemical data, literature review, and modeling are inconclusive, or if significant uncertainties are otherwise identified during the evaluation, develop a bench scale testing plan to measure the stability of stabilized metals, and, after review and approval by the landlord's consultant, implement the plan.


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